Exhibit 10.1

SUMMARY OF TERMS OF
PROPOSED MERGER
BETWEEN
MY CATALOGS ONLINE, INC.
AND
BRIGHT MOUNTAIN HOLDINGS, INC.

The purpose of this summary of terms is to set forth the basis for the negotiation of a possible reverse triangular merger transaction between Bright Mountain Holdings, Inc. and My Catalogs Online, Inc. In the event the parties wish to proceed with the transaction, the terms thereof will be embodied in a definitive merger agreement (The “Definitive Agreement”). This summary of /terms is intended only to provide an outline/or the negotiations related to the proposed transaction and the material terms that may be contained in the Definitive Agreement, and is not intended to be legally binding on either party, except for the provisions related to Disclosure, SEC Filings and Exclusivity, which are legally binding on the parties.

Parties:
●  Bright Mountain Holdings, Inc., a Florida corporation
    ("Bright Mountain")

●  My Catalogs Online, Inc., a Nevada corporation
    ("Catalogs")

●  Catalogs Merger Sub, Inc., a Nevada corporation to be formed as a wholly-owned subsidiary of
     Catalogs ("Merger Sub"- to be named, e.g., My Bright Mountain, Inc.)

Transaction Overview:
Catalogs will acquire all the shares of capital stock and all other rights to acquire capital stock of Bright Mountain pursuant to a merger of Bright Mountain with and into the Merger Sub, with Merger Sub, Inc. surviving as a wholly-owned subsidiary of Catalogs (the "Merger"). In the Merger-Sub, shares of common stock of Bright Mountain will be exchanged for shares of common stock of Catalogs. In conjunction with the Merger. Catalogs will change its name to Bright Mountain Holdings, Inc. and request a new trading symbol agreeable to all parties.

Merger Consideration:
Immediately prior to the closing of the Definitive Agreement, Catalogs will cause a 10-for-1 reverse split of its common stock resulting in a pre-exchange total of Catalogs shares outstanding of 1,386,280, (subject to verification by transfer agent).

At closing, Catalogs will issue authorized but unissued new common shares totaling approximately 26,339,320 common shares to Bright Mountain shareholders or such an amount that represents  5% of the total issued and outstanding shares of the post closing shares outstanding of Bright Mountain Holdings, Inc. (f/k/a Catalogs). After issuing these shares and upon completion of the Merger, there will be a total of 27,725,600 shares issued and outstanding. The Catalogs shares will be exchanged with Bright Mountain shareholders on a prorate basis based on Bright Mountain's shareholder ownership interests immediately prior to closing of the Definitive Agreement, (the closing ratio is approximately 1.85 Catalogs shares for each existing Bright Mountain share).

Finally, the post-Merger company will issue an additional 200,000 shares of its authorized common capital stock, including 150,000 to Jerrold Burden and 50,000 to Ron Teblum, in full and final payment of any and all outstanding shareholder debt 011 the Catalogs books immediately prior to closing, (see Conditions to Closing). These shares are in addition to the existing 27,725,600 shares existing in Catalogs at the time of the merger.

Tax Treatment:
All shares to be issued, will be issued, free and clear of any and all claims, liens, encumbrances and/or adverse interests of any kind. It is expected that the Merger would constitute a tax-free reorganization for U.S. Federal income tax purposes.

Securities Law Matters:
The shares of Catalogs capital stock to be issued as Merger consideration are expected to be exempt from registration pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended.

Catalogs shall cause to be filed an information statement under Section 14c of the Securities Exchange Act of 1934, as amended, (the "Information Statement"), which will provide the required disclosure for shareholder approval by Catalog's shareholders of the Name Change and the Reverse Stock Split.

Board of Directors and Officers:
Following the closing of the Definitive Agreement, Ronald Teblum and Dan O'Meara will resign all Board and Officer positions with Catalogs and Jerrold Burden will elect a replacement Board of Directors of Bright Mountain Holdings, Inc. (f/k/a Catalogs) that will consist of Kip Speyer, Greg Stepic, Todd Speyer and Todd Davenport. Upon appointment of the new Bright Mountain Board of Directors, Jerrold Burden shall resign all positions with the Company including as a member of the Board and as an officer.

Representations, Warranties and Other Provisions:
The Definitive Agreement will contain representations, warranties, pre-closing covenants, closing conditions and other provisions customary for a transaction of this nature, including, but not limited to:
a) hold harmless agreements from all Catalog shareholders holding 5% or more of the pre-closing outstanding shares;
b) Representations that no options or other contracts are in effect with respect to Catalogs commons shares that have not been previously disclosed; and
c) Representations that there are no liabilities of any kind, fixed or contingent, except as provided for in this LOI.

Conditions to Signing:
Execution of the Definitive Agreement will be conditional upon: (a) the satisfactory completion of legal and accounting due diligence by Bright Mountain and Catalogs; and (b) the approval of the Definitive Agreement and the Share Exchange by the Boards of Directors of both Bright Mountain and Catalogs

Conditions to Closing:
The obligations of Bright Mountain and Catalogs to consummate the Definitive Agreement and Merger will be subject, among other things, to the following items:
• The Definitive Agreement shall have been approved by the requisite vote of the Bright Mountain and Catalogs stockholders, if required.
• This LOI shall have been approved by the Board of Directors of both Bright Mountain and Catalogs.
• The Catalogs Name Change and Reverse Stock Split will have been made effective by FINRA.
• All existing URL's and the website business owned by Catalogs will be transferred to Bright Mountain at Closing.
• No material adverse event will have occurred with respect to the other party from the date of signing of the Definitive Agreement.
• A shareholders agreement will have been entered into between Bright Mountain and Catalog shareholders with respect to holders of more than 5% of the shares at the time of closing providing for a share release or lock up on mutually acceptable terms.
• Bright Mountain will arrange for the issuance of a commercially acceptable D&O insurance policy covering the newly merged company to be bound at closing.
• All existing debt on the books of Catalog immediately prior to the closing will be extinguished in the following manner:
    A. All debt obligations to shareholders of Catalogs will be paid by the issuance of 200,000 shares of capital stock of the merged companies as follows- 150,000 to Jerrold Burden, and 50,000 to Ron Teblum
    B. All existing trade obligations of Catalog will be paid at closing based on valid invoices presented to Bright Mountain up to a maximum of $15,000; all other obligations of this type will be paid for by Catalog prior to closing.
• Catalogs to obtain hold harmless agreements on behalf of Bright Mountain from all Catalog shareholders holding 5% or more of its outstanding shares.
• Bright Mountain to obtain acceptable equity financing as determined by Bright Mountain on or before Nov. 30, 2012.

Timing:
Once the parties reach agreement upon this non-binding term sheet, Bright Mountain and Catalogs will commence immediate due diligence and the parties will commence negotiation of a Definitive Agreement. The targeted date for completion of due diligence and execution of a Definitive Agreement is November 30, 2012. The parties agree to strive for the closing of the Merger to occur as soon as possible thereafter.

Exclusivity:
We will each invest substantial time and expense in working toward a successful completion of this transaction. Accordingly, we will require that the shareholders, employees, agents, and advisors of each Company do not contact any party or hold any discussions with any party regarding a potential sale, share exchange, Merger, recapitalization or similar transaction during the period commencing at the signing of this letter and ending 90 days thereafter, unless mutually earlier terminated by the parties in writing. Any extensions to such exclusivity period will be mutually agreed upon in good faith.

Termination:	Either party may terminate negotiations at any time.

Expenses:
Each party agrees that it shall bear its own expenses in the negotiation and execution of this term sheet and/or a Definitive Agreement and subsequent merger, unless expressly provided otherwise in writing, whether or not the transaction is consummated.

Disclosure:
The parties agree that this non-binding term sheet shall be disclosed promptly upon (and in no event later than 4 business days following) the execution hereof, pursuant to a Form 8-K to be filed by Catalogs. The disclosure contained in such Form 8-K shall be mutually agreed upon by the parties.

SEC Filings:
Prior to the execution of the Definitive Agreement, Catalogs will (a) continue to file all documents required to be filed under Section 12(g) and/or 15(d) of the Securities Exchange Act of 1934, as amended, and (b) reasonably cooperate with Bright Mountain in the preparation of any filings to be made by the Surviving Company following the closing of the Merger or as required by law.

Governing Law:
This LOI shall be deemed to be made and executed in Palm Beach County Florida and all disputes arising under or relating to this LOI shall be decided pursuant to Florida law and venue for any proceedings shall be heard in Palm Beach County, Florida.

Signature Page
SUMMARY OF TERMS OF
PROPOSED MERGER

BRIGHT MOUNTAIN HOLDINGS, INC.	MY CATALOGS ONLINE, INC.
By: /s/ W. Kip Speyer	By: /s/ Ronald Teblum
Name: W. Kip Speyer	Name: Ronald Teblum
Title: President and CEO	Title: CEO
Date: October 18, 2012	Date: October 18, 2012